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Exhibit 10.6

World Heart Inc. 7799 Pardee Lane Oakland, CA 94621 Phone: 510.563.5000 Fax: 510.563.5005 www.worldheart.com

October 6, 2003

Mr. John Marinchak
1720 Magnolia Way
Walnut Creek, CA 94595

Dear John:

We are pleased to confirm our offer of employment with World Heart Inc. for the initial position of Director of Sales, North America, reporting directly to me.

The following is designed to serve as a record of the essential terms of employment.

COMMENCEMENT OF EMPLOYMENT:	To be determined, but not later than November 1, 2003.
COMPENSATION:
Your total cash compensation will consist of a base salary plus sales commissions. Your base salary will be reviewed in January 2005 and annually thereafter in accordance with the company's compensation policy.
Your initial base salary will be $125,000 per annum payable bi-weekly.

In addition, you will earn commissions on sales of Novacor Implant Kits in North America from your start date through December 31, 2003 at the rate of $1,000 per Kit. Should capacity not be able to fill all orders by December 31, 2003 you will be paid full commission at the rate specified above upon shipment after December 31, 2003.

From commencement of your employment until March 31, 2004 you will receive a minimum monthly commission payment of $10,000. Commissions earned in a month will be paid before the end of the month following the month of shipment.
Your commission plan will be reviewed in December, 2003 and a plan for 2004 will become effective January 1, 2004. The guarantee for monthly payments will be retained in the first quarter of 2004.
STOCK OPTIONS:
Upon joining World Heart Inc., you will receive an initial grant of 25,000 options. The option price for this initial option grant will be the US dollar equivalent of the closing price on the Toronto Stock Exchange on the date you begin employment with WorldHeart. In addition, you will receive a grant of regular employee options in accordance with the Employee Stock Option Plan.
Your grant of regular options will be calculated on your base salary as set by the Board of Directors from time to time.

For 2004, you will be granted a 100,000-share option. Up to 25,000 shares will be earned on a pro rata basis based on your employment by WorldHeart, and the remaining 75,000 shares based on your performance against the sales plan for North America for 2004. Price of these options will be based on the price of WorldHeart stock on the effective date of the grant.
All terms and conditions of your options are as stated in the Employee Stock Option Plan.

CAR ALLOWANCE:
You will be paid a car allowance of $550 per month, less applicable taxes. You will be reimbursed for all gasoline purchases related to business travel. You will be responsible for all other expenses such as insurance, registration and maintenance.
BENEFITS:
You will be eligible to participate in the WorldHeart Medical, Vision and Dental benefit program on the first day of the month following your hire date. You will be covered under the Group Life Insurance program effective your date of hire. You will be eligible to participate in the WorldHeart 401K plan on the first of the month following 30 days of employment.
VACATION:	Effective your start date, you will accrue vacation at the rate of three weeks per year.
PROPRIETARY RIGHTS AGREEMENT:	As a condition of employment you must sign the attached agreement to confidential information and proprietary rights (Proprietary Rights Agreement).
DRUG SCREENING:
Your employment is contingent upon satisfactory drug screening results consistent with WorldHeart policy. Drug screening results must be obtained before your start date. A DFWP Consent and Test Appointment Form and the Forensic Drug Testing Custody and Control Form are enclosed.
BACKGROUND CHECKING:	This offer is contingent upon the results of background checking that will be conducted on behalf of World Heart Inc.
RIGHT TO WORK:
In order to comply with federal regulations relative to "right to work" authorization (Immigration Reform Act of 1986), you will be required to present forms and documentation which establish your eligibility to work in the United States. Please complete Section I of the enclosed Form I-9, and present either: One document from List A; or two documents, one from List B and one from List C. Documents presented must be originals.

Please return your background check paperwork (Release and Supplemental Data forms) to Bernadette Lataille, as soon as possible. Employment eligibility documents must be presented to verify your right to work in the United States. If you have any further questions, do not hesitate to call Delna Monte at (510) 563-4909 or Bernadette Lataille at (510) 563-4717.

Either the company or yourself may terminate this agreement, upon delivery of two weeks prior written notice, or the minimum notice period prescribed by statutory or regulatory law.

This offer, if accepted, will create an employment-at-will relationship between you and World Heart Inc. and may be terminated at any time by you or the Company. It is not intended nor should it be construed as a contract of continued employment. Please read it carefully and call me if you need further clarification prior to your start date.

This letter states the entire agreement of the parties with respect to your employment with World Heart Inc. and supersedes and replaces all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written of the parties. Also, beyond this letter there are no warranties, representations, understandings or other agreements between the parties in connection with the subject matter except as specifically set forth in this agreement and none have been relied on.

We would appreciate you indicating your acceptance of this offer by signing the enclosed copy of this letter in the space provided. This offer is valid only if accepted by October 8, 2003 at 5:00 PDT.

We're excited to have you join WorldHeart as device therapy is maturing as a viable market and Novacor LVAS is well positioned to capture a significant share of that opportunity.

Sincerely,

/s/  DOUGLAS R. HILLIER
Douglas R. Hillier
Senior Vice-President

I have been given a copy of this letter and have read and understand its terms. I hereby accept the terms and conditions of employment outlined above.

ACCEPTED
Signature:	/s/ John Marinchak	Date:

[Letterhead of World Heart Corporation]

October 12, 2004

Mr. John Marinchak
c/o World Heart Inc.
7799 Pardee Lane
Oakland, CA 94621

Dear John,

Further to recent discussions, I am very pleased to provide you with this letter that serves to confirm your appointment effective July 1, 2004 to the position of Vice President Marketing and Sales reporting to the President & CEO.

The following is designed to serve as a record of the essential terms of your employment, which I trust, is in accordance with our discussions.

REMUNERATION:	Your base salary will be $160,000 per annum effective July 1, 2004. Your base salary will be reviewed in January 2005, and annually thereafter, in accordance with the company's compensation policy.
COMMISSION:	The 2004 Commission Plan, which was communicated to you earlier this year (in April and June 2004), remains unchanged and in effect until December 31, 2004.
STOCK OPTIONS:
In recognition of your promotion and a desire to provide senior management with equity ownership that aligns total compensation with meaningful rewards based on WorldHeart's future success, you have been granted 160,000 stock options on September 23, 2004, subject to TSX and shareholder approval at the next WorldHeart Annual General Meeting. These stock options have an option price of US $1.12 and will vest 1/3 on each of September 23, 2005, 2006 and 2007 and will all expire on September 22, 2013. All other terms and conditions of this option grant are in accordance with the WorldHeart ESOP, which will be amended and approved at the next WorldHeart Annual General Meeting. A condition of this option grant is receiving your agreement to forfeit all the stock options (18,256) that you hold as of September 1, 2004.
PERFORMANCE-BASED COMPENSATION:
The Company is shifting its compensation philosophy toward a total compensation more focused on equity ownership and away from cash compensation. With the significant increase in equity-based compensation awarded to you and others, the Board of Directors has approved management's recommendation to cancel the WorldHeart Bonus Program for 2005.

All other terms and conditions, including your "at-will" employment by WorldHeart, as specified in your employment letter dated October 6, 2903 remain unchanged.

John, I look forward to your continued support and working closely with you as we build a strong and commercially successful company based on the Novacor technology.

Yours truly,

/s/ Jal S. Jassawalla
Jal S. Jassawalla
President and CEO

I have read and agree to the terms of this letter, including the forfeiture of all stock options held by me on September 1, 2004,

10/28/04	/s/ John Marinchak

Date	John Marinchak

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[Letterhead of World Heart Corporation]